Exhibit 99.1

Press Release

                 Avatar Executes Exchange Agreement With Warrant
                  Holders - Eliminates All Outstanding Warrants



         DALLAS,  May 7  /PRNewswire-FirstCall/  -- Avatar  Systems,  Inc. (NASD
OTCBB: AVSY) has executed exchange agreements for all its outstanding 5,700,000 warrants in exchange for common stock, to be issued, of 142,500 shares. The exchange agreements allow for a conversion of 1 share of common stock for 40 warrants or .025 shares of common for each warrant. The new common shares outstanding are 8,838,152. The agreements were effective April 30, 2004.

         These agreements allow 5,700,000 warrants to convert to a total of 142,500 shares of common stock which represents 1.6% of the new total of common shares outstanding of 8,838,152 shares.

         Chuck Shreve, Avatar Systems CEO said, "We are very excited to have completed this exchange with the warrant holders". "These warrants have created a potential barrier from raising capital for future acquisitions." Subsequent to these transactions, Avatar has no outstanding warrants and only 56,708 stock options issued to its employees. There is no other outstanding stock other than common.

         Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware TM products, approximately 40 customers utilizing the Company's Avatar400TM IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000TM, which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"TM product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.